Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2018 and Partial Reversal of Deferred Tax Asset Valuation Allowance

  Net income of $101.1 million, or $0.46 per diluted share, for the fourth quarter of 2018, compared to $36.3 million, or $0.16 per diluted share, for the third quarter of 2018. The fourth quarter 2018 results included a $53.3 million net tax benefit related to a partial reversal of the Corporation’s deferred tax asset valuation allowance, partially offset by the effect of the remeasurement of deferred tax assets in connection with the enactment of the Act 257-2018 (“Puerto Rico Tax Reform of 2018”).
  On a non-GAAP basis, adjusted net income for the fourth quarter of 2018 of $44.4 million, or $0.20 per diluted share (which excludes the effect of tax items mentioned above and the other events that are discussed in the Special Items section below and consists of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts), compared to adjusted net income of $34.7 million for the third quarter of 2018, or $0.16 per diluted share.
  Net income of $201.6 million, or $0.92 per diluted share, for the year ended December 31, 2018, compared to $67.0 million, or $0.30 per diluted share, for the year ended December 31, 2017. On a non-GAAP basis, adjusted net income for the year ended December 31, 2018 of $137.1 million, or $0.62 per diluted share, compared to adjusted net income of $107.9 million, or $0.49 per diluted share, for the year ended December 31, 2017.
  Net interest income increased by $5.2 million to $137.7 million for the fourth quarter of 2018, compared to $132.5 million for the third quarter of 2018, primarily due to the growth in the consumer and commercial performing loan portfolios and the upward repricing of variable rate commercial loans.
  Net interest margin was 4.77% for the fourth quarter of 2018, compared to 4.54% for the third quarter of 2018.
  Provision for loan and lease losses decreased by $3.9 million to $7.6 million for the fourth quarter of 2018, compared to $11.5 million for the third quarter of 2018.
  Non-interest income increased by $2.0 million to $20.5 million for the fourth quarter of 2018 compared to $18.5 million for the third quarter of 2018, primarily due to the effect in the third quarter of a $2.7 million net loss from sales of $24.5 million of non-performing commercial and construction loans held for sale, partially offset by a $0.9 million decrease in revenues from mortgage banking activities in the fourth quarter.
  Non-interest expenses decreased by $0.2 million to $90.7 million for the fourth quarter of 2018, compared to $90.9 million for the third quarter of 2018.
  Income tax benefit of $41.2 million for the fourth quarter of 2018, compared to income tax expense of $12.3 million for the third quarter of 2018. The income tax benefit for the fourth quarter of 2018 included a $63.2 million benefit related to the partial reversal of the Corporation’s deferred tax asset valuation allowance, partially offset by a one-time charge of $9.9 million related to the enactment of the Puerto Rico Tax Reform of 2018. The variance also reflects the effect of a lower than previously estimated effective tax rate for the year.
  Credit quality variances:

  - Non-performing assets decreased in the quarter by $55.7 million, to $467.1 million as of December 31, 2018. The decrease was primarily due to the sale, at its carrying value, of a $27.0 million non-performing construction loan held for sale as well as the effect of charge-offs, collections, and a net reduction in the other real estate owned (“OREO”) portfolio balance during the fourth quarter.

  - Non-performing loan inflows amounted to $28.4 million in the fourth quarter of 2018, compared to inflows of $32.0 million in the third quarter of 2018.

  - The OREO portfolio balance decreased in the quarter by $3.8 million, driven by sales and adverse fair value adjustments.

  - The annualized net charge-off rate for the fourth quarter was 0.54%, compared to 1.52% for the third quarter of 2018. The decrease was driven by a loan loss recovery of $7.4 million recorded on a commercial mortgage loan paid off in the fourth quarter and the effect in the third quarter of charge-offs totaling $12.5 million taken on non-performing commercial and construction loans transferred to held for sale.

  Total deposits, excluding brokered certificates of deposit (“CDs”) and government deposits, of $7.5 billion as of December 31, 2018, a decrease of $40.5 million compared with the third quarter of 2018, reflecting reductions of $43.8 million in Florida and $11.3 million in the Virgin Islands, partially offset by a $14.6 million increase in Puerto Rico. The increase in the Puerto Rico region reflects a growth of $44.9 million on non-interest bearing deposits, partially offset by a $30.3 million decrease in interest-bearing deposits.
  Brokered CDs decreased in the quarter by $118.1 million to $555.6 million as of December 31, 2018.
  Government deposits increased in the quarter by $5.1 million to $900.8 million as of December 31, 2018, reflecting an increase of $22.4 million in the Virgin Islands, partially offset by a $17.3 million decrease in Puerto Rico.
  Total loans increased in the quarter by $118.6 million to $8.9 billion as of December 31, 2018. The increase reflects growth of $93.4 million in the consumer loan portfolio, primarily in auto and personal loans in Puerto Rico, and $64.5 million in commercial and construction loans, partially offset by a decline of $39.3 million in residential mortgage loans. Excluding the effect of the $27.0 million non-performing construction loan sold in the fourth quarter, the commercial and construction loan portfolio increased by $91.5 million.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $1.0 billion in the fourth quarter of 2018, compared to $809.6 million in the third quarter of 2018. The increase consisted of a $193.8 million increase in commercial and construction loan originations and a $15.7 million increase in consumer loan originations, partially offset by a $13.3 million decrease in residential mortgage loan originations.
  Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios of 24.00%, 20.30%, 20.71%, and 15.37%, respectively, as of December 31, 2018. Tangible common equity ratio of 16.14% as of December 31, 2018.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--January 29, 2019--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $101.1 million, or $0.46 per diluted share, for the fourth quarter of 2018, compared to $36.3 million, or $0.16 per diluted share, for the third quarter of 2018 and $24.2 million, or $0.11 per diluted share, for the fourth quarter of 2017. The fourth quarter 2018 results included a $53.3 million net tax benefit related to a $63.2 million one-time benefit resulting from the partial reversal of the Corporation’s deferred tax asset valuation allowance, partially offset by a one-time non-cash charge of $9.9 million related to the enactment of the Puerto Rico Tax Reform of 2018.

For the year ended December 31, 2018, the Corporation reported net income of $201.6 million, or $0.92 per diluted share, compared to $67.0 million, or $0.30 per diluted share, for the year ended December 31, 2017. On a non-GAAP basis, adjusted net income for the year ended December 31, 2018 of $137.1 million, or $0.62 per diluted share, compared to adjusted net income of $107.9 million, or $0.49 per diluted share for the year ended December 31, 2017. On a year-over-year basis, the Corporation improved its profitability metrics including: (i) Return on Average Assets (“ROA”) of 1.65% (1.12% adjusted for Special Items) for 2018 compared to 0.56% (0.90% adjusted for Special Items) for 2017, (ii) Net Interest Margin of 4.55% for 2018 compared to 4.36% for 2017, and (iii) Efficiency ratio of 58.9% for 2018 compared to 62.8% for 2017. In addition, the ratio of non-performing assets to total assets decreased to 3.8% as of December 31, 2018 from 5.3% as of December 31, 2017 reflecting the effect of a $183.5 million, or 28%, decrease in total non-performing assets during the year.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “Our reported and core results for the fourth quarter and the year 2018 were very strong. For the quarter, core net income of $44.4 million represented an increase of 28% from the third quarter; pre-tax, pre-provision income reached $67.6 million and our margin expanded to 4.77%. With the recapture of a portion of our Deferred Tax Asset valuation allowance, our tangible book value is now $9.07 per share.

Every key franchise metric has continued to move in a positive direction; our loan portfolio grew this quarter even with continued meaningful reductions in non-performing assets. Consistent with our strategies, loan originations and renewals reached $1.0 billion in the fourth quarter: commercial and construction loan originations increased to $632 million; consumer and auto loan originations increased to $340 million; while residential mortgage loan originations reached $129 million. Net of non-performing loan reductions, the performing loan book grew approximately $170 million. We continue to achieve meaningful progress in the reduction of non-performing assets, down $56 million or 11% this quarter and now representing only 3.8% of total assets. As anticipated, our core deposits remained relatively flat, given the timing of fund inflows to the island, yet we further improved the mix of non-interest bearing, which now represents 27% of our deposit base.

We are very pleased with the Corporation’s performance during 2018 and with what our team has been able to accomplish during the year following the devastating hurricanes in our market. For the full year 2018 we generated Net Income of $201.6 million or a 1.65% ROA, we originated and renewed over $3.0 billion in loans and credit facilities, we grew our core deposits by $567 million, and reduced our non-performing assets by 28%.

On the capital front, our capital is now at $2.0 billion and we are pleased with the announcement this recent quarter of the reinstatement of the quarterly common dividend. Looking out to 2019 and beyond, the corporation plans to utilize its excess capital to support organic and non-organic growth in our markets, and continue to return capital to our shareholders through dividends and other potential capital actions subject to required approvals and market conditions. We are optimistic about the strategic momentum of the franchise across our three regions and look forward to disciplined growth opportunities in 2019 as we continue to deliver solid results.”

SPECIAL ITEMS

The financial results for the fourth and third quarters of 2018 and the fourth quarter of 2017 include the following significant items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”):

Quarter ended December 31, 2018

- A $63.2 million one-time benefit resulting from the partial reversal of the Corporation’s deferred tax asset valuation allowance.

- A $9.9 million one-time charge to income tax expense related to the enactment of the Puerto Rico Tax Reform of 2018, specifically in connection with the reduction of the Corporation’s deferred tax assets as a result of the decrease in the maximum corporate tax rate in Puerto Rico from 39% to 37.5%.

- A $5.7 million ($3.5 million after-tax) positive effect in earnings related to loan loss reserve releases in connection with revised estimates of the hurricane-related qualitative reserves associated with the effects of Hurricanes Irma and Maria, primarily related to consumer and commercial loans.

Quarter ended September 30, 2018

- A $2.7 million ($1.7 million after-tax) positive effect in earnings related to a $2.8 million loan loss reserve release in connection with revised estimates of the hurricane-related qualitative reserves associated with the effects of Hurricanes Irma and Maria, primarily related to consumer loans, and a $0.5 million gain from hurricane-related insurance proceeds resulting from insurance recoveries in excess of fixed asset impairment charges, partially offset by $0.5 million of hurricane-related expenses recorded in the third quarter.

Quarter ended December 31, 2017

- A $6.8 million ($4.1 million after-tax) adverse effect in earnings related to a $4.8 million charge to the provision for loan and lease losses recorded in connection with revised estimates of the hurricane-related qualitative reserves and approximately $1.9 million of hurricane-related expenses. The $6.8 million effect was partially offset in the consolidated financial statements by expected insurance recoveries of $0.2 million for rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded the utilization of certain facilities during the fourth quarter of 2017.

The following table reconciles for the fourth and third quarters of 2018 and the fourth quarter of 2017 the reported net income to adjusted net income and adjusted earnings per share, non-GAAP financial measures that exclude the Special Items identified above as well as gains or losses on sales of investment securities and impairments:

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands)	December 31, 2018	September 30, 2018	December 31, 2017

Net income, as reported (GAAP)	$101,105	$36,323	$24,169
Adjustments:
Partial reversal of deferred tax asset valuation allowance	(63,228)	-	-
Remeasurement of deferred tax assets due to changes in enacted tax rates	9,892	-	-
Hurricane-related loan loss reserve (release) provision	(5,698)	(2,781)	4,814
Hurricane-related gain from insurance proceeds	-	(478)	-
Hurricane-related expenses	-	533	1,945
Expected insurance recoveries associated with hurricane-related idle time rental costs	-	-	(157)
Loss on sale of investment securities	34	-	-
OTTI on debt securities	50	-	-
Income tax impact of adjustments (1)	2,222	1,063	(2,636)
Adjusted net income (Non-GAAP)	$44,377	$34,660	$28,135
Preferred stock dividends	(669)	(669)	(669)
Adjusted net income attributable to common stockholders (Non-GAAP)	$43,708	$33,991	$27,466

Weighted average diluted shares outstanding	216,952	216,775	216,069

Earnings Per Share - diluted (GAAP)	$0.46	$0.16	$0.11

Adjusted Earnings Per Share - diluted (Non-GAAP)	$0.20	$0.16	$0.13

(1) See Basis of Presentation for the individual tax impact related to each reconciling item.

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures that exclude the effect of items that management identifies as Special Items because they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures and the accompanying tables (Exhibit A), which are an integral part of this press release. A reconciliation of adjusted net income, adjusted earnings per diluted share, and adjusted return on average assets for the 2018 and 2017 fiscal years is set forth below in Basis of Presentation – Use of Non-GAAP Financial Measures.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes for the fourth quarter of 2018 amounted to $59.9 million, compared to $48.7 million for the third quarter of 2018. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters. Adjusted pre-tax, pre-provision income for the fourth quarter of 2018 amounted to $67.6 million, up $7.4 million from the third quarter of 2018:

(Dollars in thousands)	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017

Income before income taxes	$59,886	$48,655	$41,191	$40,906	$26,377
Add: Provision for loan and lease losses	7,649	11,524	19,536	20,544	25,703
Add: Net loss on investments and impairments	84	-	-	-	-
Less: Gain on early extinguishment of debt	-	-	-	(2,316)	-
Less: Gain from hurricane-related insurance proceeds	-	(478)	-	-	-
Less: Expected insurance recoveries associated with hurricane-related idle time rental costs	-	-	-	-	(157)
Add: Hurricane-related expenses	-	533	654	1,596	1,945
Adjusted pre-tax, pre-provision income (1)	$67,619	$60,234	$61,381	$60,730	$53,868

Change from most recent prior quarter (amount)	$7,385	$(1,147)	$651	$6,862	$341
Change from most recent prior quarter (percentage)	12.3%	-1.9%	1.1%	12.7%	0.6%

(1) See Basis of Presentation for additional information.

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful to investors in analyzing the Corporation’s performance and trends. This metric is income before income taxes adjusted to exclude the provision for loan and lease losses and any gains or losses on sales of investment securities and impairments. In addition, from time to time, earnings are adjusted also for additional items regarded as Special Items, such as hurricane-related expenses and insurance recoveries and the gain on the repurchase and cancellation of trust-preferred securities reflected above, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. (See Basis of Presentation – Use of Non-GAAP Financial Measures - Adjusted Pre-Tax, Pre-Provision Income for additional information about this non-GAAP financial measure).

NET INTEREST INCOME

Net interest income on a tax-equivalent basis is a non-GAAP financial measure. See Basis of Presentation – Use of Non-GAAP Financial Measures - Net Interest Income on a Tax-Equivalent Basis below for additional information. The following table reconciles net interest income in accordance with GAAP to net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Net Interest Income
Interest income - GAAP	$162,424	$157,492	$155,633	$149,418	$147,826
Tax-equivalent adjustment	6,135	5,413	5,163	4,778	3,507
Interest income on a tax-equivalent basis	$168,559	$162,905	$160,796	$154,196	$151,333

Interest expense - GAAP	24,726	24,971	25,162	24,725	25,560

Net interest income - GAAP	$137,698	$132,521	$130,471	$124,693	$122,266

Net interest income on a tax-equivalent basis	$143,833	$137,934	$135,634	$129,471	$125,773

Average Balances
Loans and leases	$8,761,306	$8,676,620	$8,693,347	$8,778,968	$8,806,036
Total securities, other short-term investments and interest-bearing cash balances	2,685,654	2,892,148	2,959,281	2,720,438	2,593,716
Average interest-earning assets	$11,446,960	$11,568,768	$11,652,628	$11,499,406	$11,399,752

Average interest-bearing liabilities	$7,654,622	$7,830,063	$8,054,865	$8,194,442	$8,411,399

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.63%	5.40%	5.36%	5.27%	5.14%
Average rate on interest-bearing liabilities - GAAP	1.28%	1.27%	1.25%	1.22%	1.21%
Net interest spread - GAAP	4.35%	4.13%	4.11%	4.05%	3.93%
Net interest margin - GAAP	4.77%	4.54%	4.49%	4.40%	4.26%

Average yield on interest-earning assets on a tax-equivalent basis	5.84%	5.59%	5.53%	5.44%	5.27%
Average rate on interest-bearing liabilities	1.28%	1.27%	1.25%	1.22%	1.21%
Net interest spread on a tax-equivalent basis	4.56%	4.32%	4.28%	4.22%	4.06%
Net interest margin on a tax-equivalent basis	4.99%	4.73%	4.67%	4.57%	4.38%

Net interest income for the fourth quarter of 2018 amounted to $137.7 million, an increase of $5.2 million when compared to net interest income of $132.5 million for the third quarter of 2018. The increase in net interest income was mainly due to:

  A $2.6 million increase in interest income on commercial and construction loans, primarily due to the growth in the balance of the performing commercial loan portfolio, the upward repricing of variable rate commercial loans, and higher income recorded in the fourth quarter on a loan restored to accrual status late in the third quarter. The aggregate average balance of commercial and construction loan portfolios increased by $36.2 million, net of the effect of reductions in non-performing commercial and construction loans, which resulted in an increase in interest income of approximately $1.0 million compared with the third quarter of 2018.
  A $2.5 million increase in interest income on consumer loans, primarily due to an increase of $82.0 million in the average balance of this portfolio. The aggregate average balance of auto loans and finance leases grew by $69.4 million and the average balance of personal loans increased by $14.6 million.
  A $1.3 million increase in interest income on investment securities, primarily due to a $0.8 million decrease in the premium amortization of U.S. agency mortgage-backed securities (“MBS”) resulting from lower prepayment rates used to forecast future cash flows and the effect of the gradual reinvestment of proceeds from maturing debt securities into higher-yielding securities.
  A $0.2 million decrease in interest expense, primarily related to the repayment of maturing brokered CDs that resulted in a decrease in interest expense of approximately $0.7 million, partially offset by the effect of higher market interest rates in the average cost of retail CDs that resulted in an increase in interest expense of approximately $0.4 million compared with the third quarter of 2018. Despite the increase in the average cost of retail CDs, the average cost of total non-brokered deposits increased only by 2 basis points to 0.66% compared to 0.64% for the third quarter of 2018.

Partially offset by:

  A $0.9 million decrease in interest income from interest-bearing cash balances, primarily due to a decrease of $211.8 million in the average balance of deposits maintained at the Federal Reserve Bank of New York, partially offset by the increase in the Federal Funds target rate.
  A $0.6 million decrease in interest income on residential mortgage loans, primarily due to a decrease of $33.5 million in the average balance of this portfolio and, to a lesser extent, lower collections of interest payments on nonaccrual loans for which interest income is recorded on a cash basis.

Net interest margin was 4.77%, up 23 basis points from the third quarter of 2018, primarily reflecting the upward repricing of variable-rate commercial loans and the decrease in the amortization expense of U.S. agency MBS as mentioned above.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the fourth quarter of 2018 was $7.6 million, compared to $11.5 million for the third quarter of 2018. As mentioned above, a loan loss reserve release of approximately $5.7 million was recorded in the fourth quarter of 2018 in connection with revised estimates of the hurricane-related qualitative reserves for consumer, and commercial and construction loans associated with the effects of Hurricanes Irma and Maria, compared to a $2.8 million loan loss reserve release recorded in the third quarter of 2018. Approximately $4.2 million of the $5.7 million reserve release recorded in the fourth quarter was attributable to the consideration of updated payment patterns and credit risk analyses applied to consumer borrowers subject to payment deferral programs that expired early in 2018. In addition, relationship officers continued to closely monitor the performance of hurricane-affected commercial loan customers. These revisions resulted in a $1.5 million reserve release associated with the resolution of uncertainties surrounding the repayment prospects of a hurricane-affected commercial customer. As of December 31, 2018, the hurricane-related qualitative reserve amounted to $19.2 million.

During the third quarter of 2018, the Corporation transferred to held for sale several non-performing commercial and construction loans. The aggregate recorded investment in these loans of $29.8 million was written down to $17.3 million, which resulted in charge-offs of $12.5 million and an incremental loss of $10.1 million reflected in the provision for loan and lease losses for the third quarter of 2018.

The $3.9 million decrease in the provision for loan and lease losses, as compared to the third quarter provision, was driven by the following factors:

  An $8.9 million net loan loss reserve release for commercial and construction loans in the fourth quarter of 2018 (including the aforementioned $1.5 million release associated with revised estimates of the hurricane-related qualitative reserve for commercial loans) compared to a charge of $13.7 million in the third quarter of 2018 (net of a $0.6 million release associated with revised estimates of the hurricane-related qualitative reserve for commercial loans). The positive variance of $22.6 million primarily reflects: (i) a $7.4 million loan loss recovery on a commercial mortgage troubled debt restructured loan paid off during the fourth quarter of 2018, (ii) reserve releases of approximately $6.3 million in the fourth quarter of 2018 resulting from both the quarterly update of internal credit risk ratings and lower specific reserve requirements for certain impaired loans, (iii) a net decrease of $3.5 million related to developments in problem loans resolution strategies, including the aforementioned effect related to loans transferred to held for sale in the third quarter and qualitative adjustments to the general reserve for commercial loans in the fourth quarter, and (iv) the $0.9 million increase in releases associated with revised estimates of the hurricane-related qualitative reserve for commercial loans.

Partially offset by:

  A $10.3 million increase in the provision for consumer loans, as approximately $10.9 million of the consumer loan charge-offs recorded in the third quarter were taken against previously-established hurricane-related qualitative reserves associated with Hurricanes Irma and Maria. These charge-offs were directly linked to the performance of consumer borrowers that were subject to payment deferral programs. Other factors that contributed to the increase in the provision for consumer loans were higher loss rates used to calculate the general reserve for auto and personal loans and the overall increase in the size of the consumer portfolios. These variances were partially offset by the aforementioned higher reserve releases associated with the hurricane-related qualitative reserves for consumer loans.
  An $8.4 million increase in the provision for residential mortgage loans, mainly related to changes in the housing price index considered as part of the determination of the general reserve for residential mortgages.

See Credit Quality – Allowance for Loan and Lease Losses below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs.

NON-INTEREST INCOME

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2018	2018	2018	2018	2017
Service charges on deposit accounts	$5,666	$5,581	$5,344	$5,088	$4,924
Mortgage banking activities	3,677	4,551	4,835	4,165	1,912
Net loss on investments and impairments	(84)	-	-	-	-
Gain on early extinguishment of debt	-	-	-	2,316	-
Other operating income	11,272	8,391	10,293	11,215	8,114
Non-interest income	$20,531	$18,523	$20,472	$22,784	$14,950

Non-interest income for the fourth quarter of 2018 amounted to $20.5 million, compared to $18.5 million for the third quarter of 2018. The $2.0 million increase in non-interest income was primarily due to:

  The effect in the third quarter of 2018 of a $2.7 million net loss from sales of $24.5 million of non-performing commercial and construction loans held for sale, included as part of “Other operating income” in the table above.
  A $0.5 million increase in fee-based income from ATMs, POS, credit and debit cards, and merchant-related activities related to an increase in transaction volumes, included as part of “Other operating income” in the table above.
  A $0.3 million increase in insurance income, included as part of “Other operating income” in the table above, reflecting the effect of a decrease in the unearned insurance commissions’ reserve based on quarterly revisions.

Partially offset by:

  A $0.9 million decrease in revenues from mortgage banking activities driven by a $0.8 million decrease in realized gains on sales of residential mortgage loans. Total loans sold in the secondary market to U.S. government-sponsored entities amounted to $78.0 million with a related net gain of $2.1 million, net of realized losses of $0.1 million on To-Be-Announced MBS (“TBA”) hedges entered and settled during the fourth quarter of 2018, compared to total loans sold in the secondary market of $89.2 million with a related net gain of $2.9 million, including TBA hedge realized gains of $0.1 million, in the third quarter of 2018.
  The effect in the third quarter of 2018 of a $0.5 million gain on the sale of fixed assets of a relocated banking branch in Puerto Rico, included as part of “Other operating income” in the table above.
  The effect in the third quarter of 2018 of a $0.5 million gain from hurricane-related insurance proceeds, included as part of “Other operating income” in the table above.

NON-INTEREST EXPENSES

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2018	2018	2018	2018	2017

Employees' compensation and benefits	$40,012	$39,243	$39,555	$40,684	$37,655
Occupancy and equipment	14,431	14,660	13,746	15,105	15,067
Deposit insurance premium	1,750	2,067	2,443	2,649	3,054
Other insurance and supervisory fees	996	1,143	1,258	1,206	1,363
Taxes, other than income taxes	3,680	3,534	3,637	3,856	3,366
Professional fees:
Collections, appraisals and other credit-related fees	2,106	2,150	1,650	1,599	2,341
Outsourcing technology services	5,610	5,215	5,127	5,123	5,088
Other professional fees	4,026	4,137	3,416	3,338	3,721
Credit and debit card processing expenses	4,096	4,147	3,766	3,537	3,078
Business promotion	4,356	3,860	4,016	2,576	2,768
Communications	1,666	1,642	1,582	1,482	1,374
Net loss on OREO operations	4,247	4,360	5,655	190	2,201
Other	3,718	4,707	4,365	4,682	4,060
Total	$90,694	$90,865	$90,216	$86,027	$85,136

Non-interest expenses in the fourth quarter of 2018 amounted to $90.7 million, a decrease of $0.2 million from $90.9 million in the third quarter of 2018. The $0.2 million decrease in non-interest expenses was primarily due to:

  A $1.0 million decrease in “Other non-interest expenses” in the table above, mainly related to a positive variance of approximately $0.9 million related to quarterly revisions to the reserve for operational losses and lower provision for unfunded loan commitments by $0.1 million.
  A $0.3 million decrease in the Federal Deposit Insurance Corporation (“FDIC”) insurance premium expense reflecting, among other things, an improved ratio of earnings to total assets.
  A $0.2 million decrease in occupancy and equipment costs.
  A $0.1 million decrease in the net loss on OREO operations, primarily due to a $0.4 million increase in income recognized from rental payments associated with income-producing properties and a $0.2 million increase in gain on sales of residential OREO properties, partially offset by a $0.5 million increase in OREO-related operating expenses, primarily repairs, taxes and insurance expenses.

Partially offset by:

  A $0.8 million increase in employees’ compensation and benefits expenses, mainly due to severance payments made or committed in the fourth quarter amounting to $0.6 million and the effect of one additional business day in the fourth quarter of 2018.
  A $0.5 million increase in business promotion expenses, including a $0.3 million increase related to the timing of public relations and promotions activities and a $0.2 million increase in contributions made to charitable organizations.
  A $0.2 million increase in professional service fees, mainly due to a $0.4 million increase in outsourcing technology service fees, primarily reflecting the effect in the third quarter of a refund received from a vendor related to network services.

INCOME TAXES

The Corporation recorded an income tax benefit of $41.2 million for the fourth quarter of 2018 compared to a tax expense of $12.3 million for the third quarter of 2018. The income tax benefit for the fourth quarter of 2018 included the $63.2 million benefit related to the partial reversal of the Corporation’s deferred tax asset valuation allowance, partially offset by the one-time charge of $9.9 million related to the enactment of the Puerto Rico Tax Reform of 2018.

The Corporation concluded that, as of December 31, 2018, it is more likely than not that FirstBank will generate sufficient taxable income within the applicable net operating loss carry-forward periods to partially realize its deferred tax assets related to net operating loss carryforwards (“NOLs”) in Puerto Rico. This conclusion, and the resulting partial reversal of the deferred tax asset valuation allowance, is based upon consideration of a number of factors, including: (i) a three-year cumulative gain position and sustained periods of profitability; (ii) management’s proven ability to forecast future income accurately and execute tax strategies; (iii) a forecast of future profitability, under several potential scenarios; and, (iv) the utilization of NOLs over the past three years. As a result of the partial reversal, the Corporation’s deferred tax asset amounted to $319.9 million as of December 31, 2018 (net of a valuation allowance of $100.7 million, including a valuation allowance of $68.1 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank). The remaining valuation allowance related to the deferred tax assets of FirstBank is primarily related to capital losses, the estimated net operating losses disallowance attributable to projected levels of tax-exempt income, and NOLs attributable to the Virgins Islands jurisdiction.

On December 10, 2018, the Governor of Puerto Rico signed into Law Act 257 to amend some of the provisions of the Puerto Rico Internal Revenue Code of 2011, as amended. Act 257 introduces various changes to the current income tax regime in the case of individuals and corporations, and the sales and use taxes. The aforementioned one-time charge of $9.9 million is related to the re-measurement of the Corporation’s deferred tax assets arising from the decrease in the maximum corporate tax rate in Puerto Rico from 39% to 37.5%.

In addition to the effects of the $63.2 million partial reversal allowance of the Corporation’s deferred tax asset valuation allowance and the one-time charge of $9.9 million related to the enactment of the Puerto Rico Tax Reform of 2018, the variance against the third quarter of 2018 reflects the effect of a lower than previously estimated effective tax rate for the year. The Corporation’s effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, decreased to 24.8% compared to the estimated effective tax rate of 25.7% as of the end of the third quarter of 2018.

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Non-performing loans held for investment:
Residential mortgage	$147,287	$156,685	$162,539	$171,380	$178,291
Commercial mortgage	109,536	117,397	142,614	115,179	156,493
Commercial and Industrial	30,382	34,551	76,887	85,325	85,839
Construction	8,362	9,071	14,148	16,236	52,113
Consumer and Finance leases	20,406	21,664	22,953	23,857	16,818
Total non-performing loans held for investment	315,973	339,368	419,141	411,977	489,554

OREO	131,402	135,218	143,355	154,639	147,940
Other repossessed property	3,576	3,992	4,271	5,646	4,802
Total non-performing assets, excluding loans held for sale	$450,951	$478,578	$566,767	$572,262	$642,296

Non-performing loans held for sale	16,111	44,177	54,546	64,945	8,290
Total non-performing assets, including loans held for sale (1)	$467,062	$522,755	$621,313	$637,207	$650,586

Past-due loans 90 days and still accruing (2)	$158,527	$165,432	$171,737	$163,045	$160,725
Non-performing loans held for investment to total loans held for investment	3.57%	3.89%	4.85%	4.74%	5.53%
Non-performing loans to total loans	3.73%	4.37%	5.43%	5.43%	5.60%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	3.69%	3.93%	4.60%	4.72%	5.24%
Non-performing assets to total assets	3.81%	4.28%	5.02%	5.22%	5.31%

(1) Purchased credit impaired ("PCI") loans of $146.6 million accounted for under Accounting Standards Codification ("ASC") 310-30 as of December 31, 2018, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2) Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of December 31, 2018 of approximately $29.4 million, primarily related to the loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Variances in credit quality metrics:

  Total non-performing assets decreased by $55.7 million to $467.1 million as of December 31, 2018, compared to $522.8 million as of September 30, 2018. Total non-performing loans, including non-performing loans held for sale, decreased by $51.5 million to $332.1 million as of December 31, 2018, compared to $383.5 million as of September 30, 2018.

The decrease in non-performing assets was mainly due to:

- Sale of a $27.0 million non-performing construction loan held for sale in the Virgin Islands. This loan was transferred to held for sale early in 2018. There was no gain or loss realized at the time of sale in the fourth quarter of 2018.

- A $9.4 million decrease in non-performing residential mortgage loans driven by loans brought current, charge-offs, collections, and foreclosures that, in the aggregate, offset the inflows in the fourth quarter.

- Collections on non-performing commercial and construction loans of $5.1 million.

- Charge-offs totaling $3.8 million taken on non-performing commercial and construction loans.

- Commercial and construction loans brought current and restored to accrual status totaling $2.9 million.

- A $1.3 million decrease in non-performing consumer loans driven by charge-offs and collections.

- A $3.8 million decrease in the OREO portfolio balance. The decrease was driven by sales of $11.0 million, and adverse fair value adjustments and impairments to the OREO value of $4.9 million, partially offset by additions of $12.1 million.

  Inflows to non-performing loans held for investment were $28.4 million, a decrease of $3.6 million, compared to inflows of $32.0 million in the third quarter of 2018. Inflows to non-performing commercial and construction loans were $0.8 million in the fourth quarter of 2018, a decrease of $3.8 million, compared to inflows of $4.6 million in the third quarter of 2018. Inflows to non-performing residential mortgage loans were $16.0 million in the fourth quarter of 2018, a decrease of $0.5 million, compared to inflows of $16.5 million in the third quarter of 2018. Inflows to non-performing consumer loans were $11.7 million, an increase of $0.8 million, compared to inflows of $10.9 million in the third quarter of 2018.
  Adversely classified commercial and construction loans, including loans held for sale, decreased by $71.0 million to $356.0 million as of December 31, 2018. The decrease was driven by the aforementioned sale of a $27.0 million non-performing construction loan held for sale, and the upgrade in the credit risk classification of several commercial loans totaling $46.7 million.
  Total troubled debt restructuring (“TDR”) loans held for investment were $582.6 million as of December 31, 2018, down $43.1 million from September 30, 2018. Approximately $484.9 million of total TDR loans held for investment were in accrual status as of December 31, 2018. These figures exclude $60.5 million of TDR residential mortgage loans guaranteed by the U.S. federal government (i.e., FHA/VA loans).

Early Delinquency

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory report instructions) amounted to $136.6 million as of December 31, 2018, a decrease of $5.0 million compared to $141.6 million as of September 30, 2018. The variances by major portfolio categories follow:

- Commercial and construction loans in early delinquency decreased in the fourth quarter by $0.6 million to $3.9 million as of December 31, 2018. When compared to pre-hurricane levels of $6.0 million as of June 30, 2017, commercial and construction loans in early delinquency decreased by $2.1 million to $3.9 million as of December 31, 2018.

- Residential mortgage loans in early delinquency decreased in the fourth quarter by $1.8 million to $73.2 million as of December 31, 2018, and consumer loans in early delinquency decreased in the fourth quarter by $2.7 million to $59.4 million as of December 31, 2018. When compared to pre-hurricane levels, residential mortgage loans in early delinquency decreased by $31.5 million to $73.2 million from $104.7 million as of June 30, 2017, and consumer loans in early delinquency decreased by $23.5 million to $59.4 million from $82.9 million as of June 30, 2017.

Allowance For Loan and Lease Losses

The following table sets forth information concerning the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	December 31,		September 30,		June 30,		March 31,		December 31,
	2018		2018		2018		2018		2017

Allowance for loan and lease losses, beginning of period	$200,563		$222,035		$225,856		$231,843		$230,870
Provision for loan and lease losses	7,649	(1)	11,524	(2)	19,536	(3)	20,544	(4)	25,703	(5)
Net (charge-offs) recoveries of loans:
Residential mortgage	(6,009)		(7,483)		(4,855)		(3,036)		(5,341)
Commercial mortgage	4,193		(9,559)		(3,859)		(6,761)		(6,850)
Commercial and Industrial	(168)		(2,115)		(3,734)		(1,868)		(545)
Construction	60		(2,178)		(680)		(5,164)		(2,764)
Consumer and finance leases	(9,926)		(11,661)		(10,229)		(9,702)		(9,230)
Net charge-offs	(11,850)		(32,996)		(23,357)		(26,531)		(24,730)
Allowance for loan and lease losses, end of period	$196,362		$200,563		$222,035		$225,856		$231,843

Allowance for loan and lease losses to period end total loans held for investment	2.22%		2.30%		2.57%		2.60%		2.62%
Net charge-offs (annualized) to average loans outstanding during the period	0.54%		1.52%		1.07%		1.21%		1.12%
Provision for loan and lease losses to net charge-offs during the period	0.65x		0.35x		0.84x		0.77x		1.04x

Provision for loan and lease losses to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases in the fourth, third, second and first quarters of 2018, and the hurricane-related provision in the fourth quarter of 2017

	1.13x		0.43x		0.92x		1.02x		0.84x

(1) Net of a $5.7 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(2) Net of a $2.8 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(3) Net of a $2.1 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(4) Net of a $6.4 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(5) Includes a provision of $4.8 million associated with the effect of Hurricanes Irma and Maria.
  The ratio of the allowance for loan and lease losses to total loans held for investment was 2.22% as of December 31, 2018, compared to 2.30% as of September 30, 2018, primarily reflecting the effect of the $5.7 million loan loss reserve release recorded in the fourth quarter in connection with revised estimates of the hurricane-related qualitative reserves associated with the effects of Hurricanes Irma and Maria and the aforementioned reserve releases related to the upgrade in the credit risk classification of certain commercial loans. The ratio of the total allowance to non-performing loans held for investment was 62.15% as of December 31, 2018, compared to 59.10% as of September 30, 2018.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of December 31, 2018 and September 30, 2018 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance including the hurricane-related qualitative reserve:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of December 31, 2018
Impaired loans:
Principal balance of loans, net of charge-offs	$403,732	$325,211	$31,326	$760,269
Allowance for loan and lease losses	19,965	28,137	5,874	53,976
Allowance for loan and lease losses to principal balance	4.95%	8.65%	18.75%	7.10%

PCI loans:
Carrying value of PCI loans	143,176	3,464	-	146,640
Allowance for PCI loans	10,954	400	-	11,354
Allowance for PCI loans to carrying value	7.65%	11.55%	-	7.74%

Loans with general allowance:
Principal balance of loans	2,616,300	3,421,527	1,913,387	7,951,214
Allowance for loan and lease losses	19,875	63,182	47,975	131,032
Allowance for loan and lease losses to principal balance	0.76%	1.85%	2.51%	1.65%

Total loans held for investment:
Principal balance of loans	$3,163,208	$3,750,202	$1,944,713	$8,858,123
Allowance for loan and lease losses	50,794	91,719	53,849	196,362
Allowance for loan and lease losses to principal balance	1.61%	2.45%	2.77%	2.22%

As of September 30, 2018

Impaired loans:
Principal balance of loans, net of charge-offs	$408,794	$347,271	$31,945	$788,010
Allowance for loan and lease losses	18,482	28,748	6,083	53,313
Allowance for loan and lease losses to principal balance	4.52%	8.28%	19.04%	6.77%

PCI loans:
Carrying value of PCI loans	145,203	3,919	-	149,122
Allowance for PCI loans	10,954	400	-	11,354
Allowance for PCI loans to carrying value	7.54%	10.21%	-	7.61%

Loans with general allowance:
Principal balance of loans	2,653,984	3,306,430	1,819,407	7,779,821
Allowance for loan and lease losses	18,571	67,367	49,958	135,896
Allowance for loan and lease losses to principal balance	0.70%	2.04%	2.75%	1.75%

Total loans held for investment:
Principal balance of loans	$3,207,981	$3,657,620	$1,851,352	$8,716,953
Allowance for loan and lease losses	48,007	96,515	56,041	200,563
Allowance for loan and lease losses to principal balance	1.50%	2.64%	3.03%	2.30%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017

Residential mortgage	0.77%	0.95%	0.61%	0.38%	0.66%

Commercial mortgage	-1.10%	2.47%	0.98%	1.69%	1.73%

Commercial and Industrial	0.03%	0.42%	0.73%	0.36%	0.10%

Construction	-0.22%	7.13%	2.25%	17.37%	7.86%

Consumer and finance leases	2.10%	2.57%	2.34%	2.22%	2.13%

Total loans	0.54%	1.52%	1.07%	1.21%	1.12%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs for the fourth quarter of 2018 were $11.9 million, or an annualized 0.54% of average loans, compared to $33.0 million, or an annualized 1.52% of average loans, in the third quarter of 2018. The decrease of $21.1 million in net charge-offs was mainly related to:

  A $17.9 million decrease in commercial and construction loan net charge-offs, primarily related to the aforementioned $12.5 million of charge-offs, or 0.57% of total average loans, taken on loans transferred to held for sale in the third quarter, and the loan loss recovery of $7.4 million recorded on a commercial mortgage loan paid off in the fourth quarter.
  A $1.7 million decrease in consumer loan net charge-offs, primarily related to hurricane-related charge-offs taken on credit card loans during the third quarter of 2018.
  A $1.5 million decrease in residential mortgage loan net charge-offs, primarily related to a lower amount of charge-offs taken on loans evaluated for impairment purposes based on their respective delinquency status and loan-to-value ratio.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.2 billion as of December 31, 2018, up $33.9 million from September 30, 2018.

The increase was mainly due to:

  A $118.6 million increase in total loans. The increase consisted of a $110.3 million growth in the Florida region and an increase of $59.7 million in Puerto Rico, partially offset by a $51.4 million decrease in the Virgin Islands region. On a portfolio basis, the increase consisted of a $93.4 million growth in consumer loans and an increase of $64.5 million in commercial and construction loans, partially offset by a $39.3 million decrease in residential mortgage loans.

The increase in total loans in the Puerto Rico region consisted of a $91.6 million growth in consumer loans, partially offset by reductions of $28.7 million in residential mortgage loans and $3.2 million in commercial and construction loans. The decrease in commercial and construction loans was mainly related to three large commercial loans totaling $40.9 million paid off during the fourth quarter, including the full repayment of both a $29.0 million TDR commercial mortgage loan and a $6.7 million loan of a unit of the Puerto Rico central government. In addition, there were reductions in the outstanding balance of two commercial lines of credit by $18.5 million. These variances were partially offset by certain large commercial loan originations closed in the fourth quarter, including refinancings that increase the balance of two participated commercial loans by approximately $26.1 million and the origination of a $29.0 million commercial mortgage loan. The decrease in residential mortgage loans in Puerto Rico reflects the effect of collections, charge-offs and approximately $9.5 million of foreclosures recorded in the fourth quarter, that more than offset the volume of non-conforming residential mortgage loan originations maintained in the loans held for investment portfolio. Approximately 72% of the $104.6 million in residential mortgage loans originated in Puerto Rico during the fourth quarter of 2018 consisted of conforming loan originations and refinancings. The increase in consumer loans was driven by the higher volume of loan originations discussed below.

The increase in total loans in the Florida region consisted of a $115.0 million growth in commercial and construction loans and a $0.8 million increase in consumer loans, partially offset by a $5.4 million decrease in residential mortgage loans.

The reduction in total loans in the Virgin Islands primarily reflects declines of $47.3 million in commercial and construction loans and $5.2 million in residential mortgage loans, partially offset by a $1.0 million increase in consumer loans. The decrease in commercial and construction loans was driven by the aforementioned sale of a $27.0 million construction loan held for sale and a $13.5 million decrease in the outstanding principal balance of loans granted to government entities.

Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), increased by $196.2 million to $1.0 billion in the fourth quarter of 2018, compared to $809.6 million in the third quarter of 2018, primarily due to increases in originations of commercial loans in both Florida and Puerto Rico.

Total loan originations in Puerto Rico increased by $119.6 million to $780.7 million in the fourth quarter of 2018, compared to $661.1 million in the third quarter of 2018. The increase in the Puerto Rico region consisted of increases of $112.1 million in commercial and construction loan originations and $14.9 million in consumer loan originations, partially offset by a $7.3 million decrease in residential mortgage loan originations.

Total loan originations in the Florida region increased by $82.3 million to $211.5 million in the fourth quarter of 2018, compared to $129.2 million in the third quarter of 2018. The increase in the Florida region consisted of an $87.1 million increase in commercial and construction loan originations, partially offset by a $5.0 million decrease in residential mortgage loan originations.

Total loan originations in the Virgin Islands of $13.6 million in the fourth quarter of 2018 decreased by $5.7 million, compared to $19.3 million in the third quarter of 2018. The decrease in the Virgin Islands region consisted of a $5.4 million decrease in commercial and construction loan originations, driven by the effect in the previous quarter of a higher utilization of an arranged overdraft line of credit of a government entity, and a $1.0 million decrease in residential mortgage loan originations, partially offset by a $0.7 million increase in consumer loan originations.

  A $4.2 million decrease in the allowance for loan and lease losses, driven by the aforementioned $5.7 million release associated with revised estimates of the hurricane-related qualitative reserves.
  A $47.6 million increase in the deferred tax asset (net of valuation allowance), driven by the aforementioned net effect of the partial reversal of the valuation allowance and the remeasurement of deferred tax assets due to changes in enacted tax rates.

Partially offset by:

  A $70.6 million decrease in cash and cash equivalents largely driven by the use of liquidity to pay off maturing brokered CDs, partially offset by liquidity obtained from short-term repurchase agreements and FHLB advances.
  A $66.4 million decrease in investment securities mainly driven by prepayments of $46.2 million of U.S. agencies MBS, maturities of $25.0 million of U.S. agencies debt securities, and sales of approximately $47.8 million of U.S. agency MBS and debt securities.

These variances were partially offset by purchases in the fourth quarter of U.S. agencies debt securities totaling $34.8 million (average yield of 3.32%), including $19.9 million of U.S. agencies callable debt securities and $14.9 million of U.S. agencies MBS. In addition, there was a $22.5 million increase in the fair value of available-for sale investment securities attributable to changes in market interest rates.

  A $3.8 million decrease in the OREO portfolio balance. Refer to the discussion in Credit Quality – Non-Performing Assets above for additional information.

Total liabilities were approximately $10.2 billion as of December 31, 2018, down $83.4 million from September 30, 2018.

The decrease was mainly due to:

  A $118.1 million decrease in brokered CDs, as the Corporation paid off $180.2 million of maturing brokered CDs with an all-in cost of 1.63%, partially offset by new issuances amounting to $62.0 million with an all-in cost of 2.95%.
  A $40.5 million decrease in total deposits, excluding brokered CDs and government deposits, reflecting decreases of $43.8 million in Florida and $11.3 million in the Virgin Islands, partially offset by a $14.6 million increase in Puerto Rico. The increase in the Puerto Rico region reflects a growth of $44.9 million on non-interest bearing deposits, partially offset by a $30.3 million decrease in interest-bearing deposits driven by reductions in money market and savings account balances.
  A $30.0 million decrease in accounts payable and other liabilities mainly related to the decrease in the liability for Government National Mortgage Association (“GNMA”) loans sold with a repurchase option due to the repurchase of $38.1 million of delinquent residential mortgage loans in the fourth quarter.

Partially offset by:

  A $50.1 million short-term repurchase agreements entered into in the fourth quarter.
  A $50.0 million increase in FHLB advances as the Corporation obtained new 3-Year advances totaling $120.0 million with an average cost of 2.65%, partially offset by maturities of 2-Year FHLB advances totaling $70.0 million that carried an average cost of 1.58%.
  A $5.1 million increase in government deposits, reflecting an increase of $22.4 million in the Virgin Islands, partially offset by a $17.3 million decrease in Puerto Rico.

Total stockholders’ equity amounted to $2.0 billion as of December 31, 2018, an increase of $117.3 million from September 30, 2018, mainly driven by the earnings generated in the fourth quarter and the $22.5 million increase in the fair value of available-for-sale investment securities recorded as part of other comprehensive income, partially offset by the reinstatement of common stock dividends in the fourth quarter of 2018 totaling $6.5 million.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 20.30%, 20.71%, 24.00% and 15.37%, respectively, as of December 31, 2018, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 20.13%, 20.54%, 23.85%, and 14.85%, respectively, as of September 30, 2018. As of December 31, 2018, the Corporation is current on all interest payments related to its subordinated debt.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 18.76%, 22.25%, 23.51%, and 16.53%, respectively, as of December 31, 2018, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 18.57%, 22.10%, 23.36% and 15.99%, respectively, as of September 30, 2018.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 16.14% as of December 31, 2018, compared to 15.22% as of September 30, 2018.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Tangible Equity:
Total equity - GAAP	$2,044,704	$1,927,415	$1,901,679	$1,877,104	$1,869,097
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(5,702)	(6,276)	(6,851)	(7,426)	(8,000)
Core deposit intangible	(4,335)	(4,585)	(4,835)	(5,084)	(5,478)
Insurance customer relationship intangible	(622)	(661)	(699)	(737)	(775)

Tangible common equity	$1,969,843	$1,851,691	$1,825,092	$1,799,655	$1,790,642

Tangible Assets:
Total assets - GAAP	$12,243,561	$12,209,700	$12,384,862	$12,200,386	$12,261,268
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(5,702)	(6,276)	(6,851)	(7,426)	(8,000)
Core deposit intangible	(4,335)	(4,585)	(4,835)	(5,084)	(5,478)
Insurance customer relationship intangible	(622)	(661)	(699)	(737)	(775)

Tangible assets	$12,204,804	$12,170,080	$12,344,379	$12,159,041	$12,218,917

Common shares outstanding	217,235	217,241	217,185	216,390	216,278

Tangible common equity ratio	16.14%	15.22%	14.78%	14.80%	14.65%
Tangible book value per common share	$9.07	$8.52	$8.40	$8.32	$8.28

Exposure to Puerto Rico Government

As of December 31, 2018, the Corporation had $214.6 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $221.4 million as of September 30, 2018. Approximately $191.9 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. The Corporation’s total direct exposure to the Puerto Rico Government also includes a $14.5 million loan extended to an affiliate of a public corporation and obligations of the Puerto Rico Government, specifically bonds of the Puerto Rico Housing Finance Authority, at an amortized cost of $8.2 million as part of its available-for-sale investment securities portfolio (fair value of $7.0 million as of December 31, 2018).

The exposure to municipalities in Puerto Rico includes $144.8 million of financing arrangements with Puerto Rico municipalities that were issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities.

As of December 31, 2018, the Corporation had $677.3 million of public sector deposits in Puerto Rico, compared to $694.6 million as of September 30, 2018. Approximately 34% is from municipalities and municipal agencies in Puerto Rico and 66% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Tuesday, January 29, 2018, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until January 29, 2020. A telephone replay will be available one hour after the end of the conference call through February 28, 2019 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10127503.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: changes in economic and business conditions, including those caused by past or future natural disasters, that directly or indirectly affect the financial health of the Corporation’s customer base in the geographic areas we serve; the actual pace and magnitude of economic recovery in the Corporation’s service areas that were affected by Hurricanes Maria and Irma during 2017 compared to management’s current views on the economic recovery; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) to address the Commonwealth of Puerto Rico’s financial problems, including the filing of a form of bankruptcy under Title III of PROMESA, which provides a court debt restructuring process similar to U.S. bankruptcy protection, and the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios; uncertainty about whether the Federal Reserve Bank of New York (the “New York FED” or “Federal Reserve”) will continue to provide approvals for receiving dividends from FirstBank, or making payments of dividends on non-cumulative perpetual preferred stock and common stock, or payments on trust preferred securities or subordinated debt, incurring, increasing or guaranteeing debt or repurchasing any capital securities, despite the consents that have enabled the Corporation to receive quarterly dividends from FirstBank since the second quarter of 2016, to pay quarterly interest payments on the Corporation’s subordinated debentures associated with its trust preferred securities since the second quarter of 2016, to pay monthly dividends on the non-cumulative perpetual preferred stock since December 2016, and to pay quarterly dividends on common stock since December 2018; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued economic recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations in the future due to the Corporation’s need to receive regulatory approvals to declare or pay any dividends and to take dividends or any other form of payment representing a reduction in capital from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its net deferred tax assets; adverse changes in general economic conditions in Puerto Rico, the U.S., the U.S. Virgin Islands, and the British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which may reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and may reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Corporation’s remaining $8.2 million exposure to the Puerto Rico government’s available-for-sale debt securities; uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill or other intangible assets relating to acquisitions; the effect of a continued rising interest rate scenario on the Corporation’s businesses, business practices and results of operations; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of the Bank and precluded the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the tables in or attached to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes such as the hurricanes that affected the Corporation’s service areas in 2017. Adjusted pre-tax, pre-provision income, as defined by management, represents net income excluding income tax expense (benefit) and the provision for loan and lease losses, as well as Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to net income to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. This press release includes the following non-GAAP financial measures for the fourth and third quarters of 2018, the fourth quarter of 2017, and the years ended December 31, 2018 and 2017 that reflect the described items that were excluded for one of those reasons:

  Adjusted net income for the fourth and third quarters of 2018 and the fourth quarter of 2017 reflect the following exclusions:
    Tax benefit of $63.2 million resulting from the partial reversal of the Corporation’s deferred tax asset valuation allowance in the fourth quarter of 2018.
    Exclusion of the one-time charge to tax expense of $9.9 million related to the enactment of the Puerto Rico Tax Reform of 2018 in the fourth quarter of 2018.
    Reserve releases of $5.7 million and $2.8 million recorded in the fourth quarter and third quarter of 2018, respectively, associated with the hurricane-related qualitative reserves, and the $4.8 million charge to the provision associated with the effects of Hurricanes Maria and Irma recorded in the fourth quarter of 2017.
    Loss of $34 thousand on sales of U.S. agency MBS and debt securities in the fourth quarter of 2018.
    OTTI on private-label MBS of $50 thousand recorded in the fourth quarter of 2018.
    Gain of $0.5 million from hurricane-related insurance proceeds recorded in the third quarter of 2018.
    Exclusion of hurricane-related expenses of $0.5 million and $1.9 million in the third quarter of 2018 and fourth quarter of 2017, respectively.
    Exclusion of $0.2 million of expected insurance recoveries for rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded the utilization of certain facilities during the fourth quarter of 2017.
    The tax related effects of all of the pre-tax items mentioned in the above bullets as follows:
      Tax expense of $2.2 million and $1.1 million in the fourth quarter and third quarter of 2018, respectively, related to reserve releases associated with the hurricane-related qualitative reserve, and the tax benefit of $1.9 million related to the charge to the provision recorded in the fourth quarter of 2017 associated with the effects of Hurricanes Maria and Irma (calculated based on the statutory tax rate of 39%).
      Tax expense of $0.2 million associated with the gain from hurricane-related insurance proceeds recorded in the third quarter of 2018 (calculated based on the statutory tax rate of 39%).
      Tax benefit of $0.2 million and $0.8 million in the third quarter of 2018 and the fourth quarter of 2017, respectively, related to hurricane-related expenses (calculated based on the statutory tax rate of 39%).
      No tax benefit was recorded for the loss on sales of U.S. agency MBS and debt securities and the OTTI charge on private label MBS recorded in the fourth quarter of 2018. Those charges were recorded at the international banking entity subsidiary level.
  Adjusted net income for the years ended December 31, 2018 and 2017 reflected the following exclusions:
    Tax benefit of $63.2 million resulting from the partial reversal of the Corporation’s deferred tax asset valuation allowance in 2018.
    Exclusion of the one-time charge to tax expense of $9.9 million related to the enactment of the Puerto Rico Tax Reform of 2018.
    Tax benefit of $13.2 million associated with the change in tax status of certain subsidiaries from taxable corporations to limited liability companies that make an election to be treated as partnerships for income tax purposes in Puerto Rico in 2017.
    Reserve releases of $16.9 million and charge to the provision of $71.3 million associated with the hurricane-related qualitative reserves recorded in 2018 and 2017.
    Loss of $34 thousand on sales of U.S. agency MBS and debt securities in 2018.
    OTTI on debt securities of $50 thousand and $12.2 million recorded in 2018 and 2017, respectively.
    Recovery of $0.4 million of previously recorded OTTI charges on non-performing bonds of the Government Development Bank for Puerto Rico and the Puerto Rico Public Buildings Authority sold in 2017.
    Gain of $0.5 million from hurricane-related insurance proceeds recorded in 2018.
    Exclusion of hurricane-related expenses of $2.8 million and $2.5 million in 2018 and 2017, respectively.
    Exclusion of $1.8 million of expected insurance recoveries for compensation and rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded employees from working in 2017.
    Gain of $2.3 million on the repurchase and cancellation of $23.8 million in trust-preferred securities recorded in 2018, reflected in the statement of income set forth below as “Gain on early extinguishment of debt.”
    Gain of $1.4 million on the repurchase and cancellation of $7.3 million in trust-preferred securities in 2017, reflected in the statement of income set forth below as “Gain on early extinguishment of debt.”
    Costs of $0.4 million associated with secondary offerings of the Corporation’s common stock by certain of its stockholders in 2017.
    The tax related effects of all of the pre-tax items mentioned in the above bullets as follows:
      Tax expense of $6.6 million in 2018 related to reserve releases associated with the hurricane-related qualitative allowance, and tax benefit of $27.8 million related to the charge to the provision in 2017 associated with the effects of Hurricanes Maria and Irma (calculated based on the statutory tax rate of 39%).
      Tax expense of $0.2 million associated with the gain from hurricane-related insurance proceeds recorded in 2018 (calculated based on the statutory tax rate of 39%).
      Tax benefit of $1.1 million and $1.0 million in 2018 and 2017, respectively, related to hurricane-related expenses (calculated based on the statutory tax rate of 39%).
      No tax benefit was recorded for the loss on sales of U.S. agency MBS and debt securities and the OTTI charge in 2018. Those charges were recorded at the international banking entity subsidiary level.
      No tax expense or benefit was recorded in 2017 for the partial recovery of previously recorded OTTI charges and the OTTI charges on tax-exempt bonds sold.
      The gains realized on the repurchase and cancellation of trust preferred securities in 2018 and 2017 and costs incurred associated with secondary offerings in 2017, recorded at the holding company level, had no effect on the income tax expense in 2018 and 2017.

Management believes that the presentation of the adjusted net income enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

The following table reconciles for the years ended December 31, 2018 and 2017 the reported net income to adjusted net income, adjusted diluted earnings per share, and adjusted ROA, non-GAAP measures that excludes the Special Items identified above:

	Year Ended	Year Ended
(In thousands)	December 31, 2018	December 31, 2017

Net income, as reported (GAAP)	$201,608	$66,956
Adjustments:
Partial reversal of deferred tax asset valuation allowance	(63,228)	-
Remeasurement of deferred tax assets due to changes in enacted tax rates	9,892	-
Income tax benefit related to change in tax-status of certain subsidiaries	-	(13,161)
Hurricane-related loan loss reserve (release) provision	(16,943)	71,304
Hurricane-related gain from insurance proceeds	(478)	-
Hurricane-related expenses	2,783	2,544
Expected insurance recoveries associated with hurricane-related idle time compensation and rental costs	-	(1,819)
Loss on sale of investment securities	34	-
OTTI on debt securities	50	12,231
Recovery of previously recorded OTTI charges on Puerto Rico government debt securities sold	-	(371)
Gain on early extinguishment of debt	(2,316)	(1,391)
Secondary offering costs	-	392
Income tax impact of adjustments (1)	5,708	(28,800)
Adjusted net income (Non-GAAP)	$137,110	$107,885
Preferred stock dividends	(2,676)	(2,676)
Adjusted net income attributable to common stockholders (Non-GAAP)	$134,434	$105,209

Weighted average diluted shares outstanding	216,677	216,118

Earnings Per Share - diluted (GAAP)	$0.92	$0.30

Adjusted Earnings Per Share - diluted (Non-GAAP)	$0.62	$0.49

Average Assets	$12,206,201	$11,973,217

Return on Average Assets (GAAP)	1.65%	0.56%

Adjusted Return on Average Assets (Non-GAAP)	1.12%	0.90%

(1) See Basis of Presentation for the individual tax impact related to each reconciling item.

The following tables reconciles the ratio of adjusted provision for loan and lease losses to net charge-offs for the fourth quarter and years ended December 31, 2018 and 2017, that excludes the effect of revised estimates of the Hurricane-related qualitative reserves:

	Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)		Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)		Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)

	Quarter Ended December 31, 2018		Quarter Ended September 30, 2018		Quarter Ended December 31, 2017

(In thousands)	Provision for Loan and Lease Losses	Net Charge-Offs	Provision for Loan and Lease Losses	Net Charge-Offs	Provision for Loan and Lease Losses	Net Charge-Offs

Provision for loan and lease losses and net charge-offs (GAAP)	$7,649	$11,850	$11,524	$32,996	$25,703	$24,730
Less Special items:
Hurrricane-related qualitative reserve release (provision)	5,698	-	2,781	-	(4,814)	-
Provision for loan and lease losses and net charge-offs, excluding special items (Non-GAAP)	$13,347	$11,850	$14,305	$32,996	$20,889	$24,730

Provision for loan and lease losses to net charge-offs (GAAP)	64.55%		34.93%		103.94%
Provision for loan and lease losses to net charge-offs, excluding special items (Non-GAAP)	112.63%		43.35%		84.47%

	Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)		Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)

	Year Ended December 31, 2018		Year Ended December 31, 2017

(In thousands)	Provision for Loan and Lease Losses	Net Charge-Offs	Provision for Loan and Lease Losses	Net Charge-Offs

Provision for loan and lease losses and net charge-offs (GAAP)	$59,253	$94,734	$144,254	$118,014
Less Special items:
Hurrricane-related qualitative reserve release (provision)	16,943	-	(71,304)	-
Provision for loan and lease losses and net charge-offs, excluding special items (Non-GAAP)	$76,196	$94,734	$72,950	$118,014

Provision for loan and lease losses to net charge-offs (GAAP)	62.55%		122.23%
Provision for loan and lease losses to net charge-offs, excluding special items (Non-GAAP)	80.43%		61.81%

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	December 31,	September 30,	December 31,
(In thousands, except for share information)	2018	2018	2017
ASSETS

Cash and due from banks	$578,613	$559,182	$705,980

Money market investments:
Time deposits with other financial institutions	300	300	3,126
Other short-term investments	7,290	97,290	7,289
Total money market investments	7,590	97,590	10,415

Investment securities available for sale, at fair value	1,942,568	2,011,221	1,891,016

Investment securities held to maturity, at amortized cost	144,815	144,799	150,627

Equity securities	44,530	42,274	43,119

Total investment securities	2,131,913	2,198,294	2,084,762

Loans, net of allowance for loan and lease losses of $196,362
(September 30, 2018 - $200,563; December 31, 2017 - $231,843)	8,661,761	8,516,390	8,618,633
Loans held for sale, at lower of cost or market	43,186	65,739	32,980
Total loans, net	8,704,947	8,582,129	8,651,613

Premises and equipment, net	147,814	147,154	141,895
Other real estate owned	131,402	135,218	147,940
Accrued interest receivable on loans and investments	50,365	47,327	57,172
Other assets	490,917	442,806	461,491
Total assets	$12,243,561	$12,209,700	$12,261,268

LIABILITIES

Deposits:
Non-interest-bearing deposits	$2,395,481	$2,321,050	$1,833,665
Interest-bearing deposits	6,599,233	6,827,193	7,188,966
Total deposits	8,994,714	9,148,243	9,022,631

Securities sold under agreements to repurchase	150,086	100,000	300,000
Advances from the Federal Home Loan Bank (FHLB)	740,000	690,000	715,000
Other borrowings	184,150	184,150	208,635
Accounts payable and other liabilities	129,907	159,892	145,905
Total liabilities	10,198,857	10,282,285	10,392,171

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares;
outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 221,789,509 shares
(September 30, 2018 - 221,789,509 shares issued; December 31, 2017 - 220,382,343 shares issued)	22,179	22,179	22,038
Less: Treasury stock (at par value)	(455)	(455)	(410)

Common stock outstanding, 217,235,140 shares outstanding
(September 30, 2018 - 217,240,844 shares outstanding; December 31, 2017 - 216,278,040 shares outstanding)	21,724	21,724	21,628
Additional paid-in capital	939,674	938,776	936,772
Retained earnings	1,087,617	993,698	895,208
Accumulated other comprehensive loss	(40,415)	(62,887)	(20,615)
Total stockholders' equity	2,044,704	1,927,415	1,869,097
Total liabilities and stockholders' equity	$12,243,561	$12,209,700	$12,261,268

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share information)	2018	2018	2017	2018	2017

Net interest income:
Interest income	$162,424	$157,492	$147,826	$624,967	$588,423
Interest expense	24,726	24,971	25,560	99,584	96,872
Net interest income	137,698	132,521	122,266	525,383	491,551
Provision for loan and lease losses	7,649	11,524	25,703	59,253	144,254
Net interest income after provision for loan and lease losses	130,049	120,997	96,563	466,130	347,297

Non-interest income:
Service charges on deposit accounts	5,666	5,581	4,924	21,679	22,314
Mortgage banking activities	3,677	4,551	1,912	17,228	13,491
Net loss on investments and impairments	(84)	-	-	(84)	(11,860)
Gain on early extinguishment of debt	-	-	-	2,316	1,391
Other non-interest income	11,272	8,391	8,114	41,171	37,051
Total non-interest income	20,531	18,523	14,950	82,310	62,387

Non-interest expenses:
Employees' compensation and benefits	40,012	39,243	37,655	159,494	151,845
Occupancy and equipment	14,431	14,660	15,067	57,942	56,659
Business promotion	4,356	3,860	2,768	14,808	12,485
Professional fees	11,742	11,502	11,150	43,497	45,929
Taxes, other than income taxes	3,680	3,534	3,366	14,707	14,550
Insurance and supervisory fees	2,746	3,210	4,417	13,512	18,534
Net loss on other real estate owned operations	4,247	4,360	2,201	14,452	10,997
Other non-interest expenses	9,480	10,496	8,512	39,390	36,702
Total non-interest expenses	90,694	90,865	85,136	357,802	347,701

Income before income taxes	59,886	48,655	26,377	190,638	61,983
Income tax benefit (expense)	41,219	(12,332)	(2,208)	10,970	4,973

Net income	$101,105	$36,323	$24,169	$201,608	$66,956

Net income attributable to common stockholders	$100,436	$35,654	$23,500	$198,932	$64,280

Earnings per common share:

Basic	$0.46	$0.16	$0.11	$0.92	$0.30
Diluted	$0.46	$0.16	$0.11	$0.92	$0.30

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies, and FirstBank Puerto Rico Securities, a broker-dealer subsidiary. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Condensed Income Statements:
Total interest income	$162,424	$157,492	$147,826	$624,967	$588,423
Total interest expense	24,726	24,971	25,560	99,584	96,872
Net interest income	137,698	132,521	122,266	525,383	491,551
Provision for loan and lease losses	7,649	11,524	25,703	59,253	144,254
Non-interest income	20,531	18,523	14,950	82,310	62,387
Non-interest expenses	90,694	90,865	85,136	357,802	347,701
Income before income taxes	59,886	48,655	26,377	190,638	61,983
Income tax benefit (expense)	41,219	(12,332)	(2,208)	10,970	4,973
Net income	101,105	36,323	24,169	201,608	66,956
Net income attributable to common stockholders	100,436	35,654	23,500	198,932	64,280

Per Common Share Results:
Net earnings per share - basic	$0.46	$0.16	$0.11	$0.92	$0.30
Net earnings per share - diluted	$0.46	$0.16	$0.11	$0.92	$0.30
Cash dividends declared	$0.03	$-	$-	$0.03	$-
Average shares outstanding	216,284	216,149	214,412	215,709	213,963
Average shares outstanding diluted	216,952	216,775	216,069	216,677	216,118
Book value per common share	$9.25	$8.71	$8.48	$9.25	$8.48
Tangible book value per common share (1)	$9.07	$8.52	$8.28	$9.07	$8.28

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	3.32	1.18	0.79	1.65	0.56
Interest Rate Spread (2)	4.56	4.32	4.06	4.34	4.22
Net Interest Margin (2)	4.99	4.73	4.38	4.74	4.51
Return on Average Total Equity	20.75	7.69	5.16	10.64	3.63
Return on Average Common Equity	21.14	7.84	5.27	10.85	3.71
Average Total Equity to Average Total Assets	15.98	15.32	15.29	15.52	15.39
Total capital	24.00	23.85	22.53	24.00	22.53
Common equity Tier 1 capital	20.30	20.13	18.96	20.30	18.96
Tier 1 capital	20.71	20.54	18.97	20.71	18.97
Leverage	15.37	14.85	14.03	15.37	14.03
Tangible common equity ratio (1)	16.14	15.22	14.65	16.14	14.65
Dividend payout ratio	6.46	-	-	3.25	-
Efficiency ratio (3)	57.32	60.16	62.05	58.88	62.77

Asset Quality:
Allowance for loan and lease losses to loans held for investment	2.22	2.30	2.62	2.22	2.62
Net charge-offs (annualized) to average loans	0.54	1.52	1.12	1.09	1.33
Provision for loan and lease losses to net charge-offs (4)(5)	64.55	34.93	103.94	62.55	122.23
Non-performing assets to total assets	3.81	4.28	5.31	3.81	5.31
Non-performing loans held for investment to total loans held for investment	3.57	3.89	5.53	3.57	5.53
Allowance to total non-performing loans held for investment	62.15	59.10	47.36	62.15	47.36
Allowance to total non-performing loans held for investment excluding residential real estate loans	116.41	109.79	74.48	116.41	74.48

Other Information:
Common Stock Price: End of period	$8.60	$9.10	$5.10	$8.60	$5.10
__________________
1-	Non-GAAP financial measure. See page 18 for GAAP to Non-GAAP reconciliations.
2-	On a tax-equivalent basis (Non-GAAP financial measure). See page 6 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.
3-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.
4 -

The ratio of the provision for loan and lease losses to net charge-offs, excluding the hurricane-related qualitative reserve releases/provision was 112.63%, 43.35%, and 84.47% for the quarters ended December 31, 2018, September 30, 2018, and December 31, 2017, respectively.

5 -

The ratio of the provision for loan and lease losses to net charge-offs, excluding the effect of the hurricane-related qualitative reserve releases/provision was 80.43% and 61.81% for the years ended December 31, 2018 and 2017, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
Quarter ended	2018	2018	2017	2018	2018	2017	2018	2018	2017

Interest-earning assets:
Money market & other short-term investments	$436,964	$661,374	$658,760	$2,311	$3,166	$2,110	2.10%	1.90%	1.27%
Government obligations (2)	791,654	785,400	664,449	7,574	7,174	4,536	3.80%	3.62%	2.71%
Mortgage-backed securities	1,413,853	1,402,554	1,225,520	12,642	11,219	8,779	3.55%	3.17%	2.84%
FHLB stock	40,047	39,778	42,282	692	687	645	6.86%	6.85%	6.05%
Other investments	3,136	3,042	2,705	6	5	2	0.76%	0.65%	0.29%
Total investments (3)	2,685,654	2,892,148	2,593,716	23,225	22,251	16,072	3.43%	3.05%	2.46%
Residential mortgage loans	3,131,759	3,165,250	3,247,910	41,958	42,601	43,434	5.32%	5.34%	5.31%
Construction loans	109,861	122,186	140,660	1,468	1,233	1,077	5.30%	4.00%	3.04%
C&I and commercial mortgage loans	3,625,395	3,576,886	3,682,659	50,847	48,269	44,631	5.56%	5.35%	4.81%
Finance leases	320,759	295,866	250,867	5,990	5,575	4,545	7.41%	7.48%	7.19%
Consumer loans	1,573,532	1,516,432	1,483,940	45,071	42,976	41,574	11.36%	11.24%	11.12%
Total loans (4) (5)	8,761,306	8,676,620	8,806,036	145,334	140,654	135,261	6.58%	6.43%	6.09%
Total interest-earning assets	$11,446,960	$11,568,768	$11,399,752	$168,559	$162,905	$151,333	5.84%	5.59%	5.27%

Interest-bearing liabilities:
Brokered CDs	$588,478	$763,988	$1,221,183	$2,778	$3,495	$4,963	1.87%	1.81%	1.61%
Other interest-bearing deposits	6,077,309	6,050,621	5,936,146	13,949	13,484	12,356	0.91%	0.88%	0.83%
Other borrowed funds	290,683	323,280	508,635	4,576	4,648	4,724	6.25%	5.70%	3.68%
FHLB advances	698,152	692,174	745,435	3,423	3,344	3,517	1.95%	1.92%	1.87%
Total interest-bearing liabilities	$7,654,622	$7,830,063	$8,411,399	$24,726	$24,971	$25,560	1.28%	1.27%	1.21%
Net interest income				$143,833	$137,934	$125,773
Interest rate spread							4.56%	4.32%	4.06%
Net interest margin							4.99%	4.73%	4.38%
__________________
1-

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable.

See page 6 for GAAP to Non-GAAP reconciliations.

2-	Government obligations include debt issued by government-sponsored agencies.

3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4-	Average loan balances include the average of non-performing loans.

5-

Interest income on loans includes $2.0 million, $1.8 million and $0.9 million for the quarters ended December 31, 2018, September 30, 2018, and December 31, 2017, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Year Ended	2018	2017	2018	2017	2018	2017

Interest-earning assets:
Money market & other short-term investments	$623,892	$416,578	$11,120	$4,614	1.78%	1.11%
Government obligations (2)	799,358	687,076	28,044	17,918	3.51%	2.61%
Mortgage-backed securities	1,347,979	1,278,968	45,311	42,476	3.36%	3.32%
FHLB stock	40,389	40,458	2,728	2,105	6.75%	5.20%
Other investments	2,881	2,702	15	8	0.52%	0.30%
Total investments (3)	2,814,499	2,425,782	87,218	67,121	3.10%	2.77%
Residential mortgage loans	3,179,487	3,260,715	170,751	174,524	5.37%	5.35%
Construction loans	117,993	140,038	4,729	4,898	4.01%	3.50%
C&I and commercial mortgage loans	3,629,329	3,723,356	192,654	174,666	5.31%	4.69%
Finance leases	287,400	242,303	21,126	17,538	7.35%	7.24%
Consumer loans	1,512,984	1,480,265	169,978	166,107	11.23%	11.22%
Total loans (4) (5)	8,727,193	8,846,677	559,238	537,733	6.41%	6.08%
Total interest-earning assets	$11,541,692	$11,272,459	$646,456	$604,854	5.60%	5.37%

Interest-bearing liabilities:
Brokered CDs	$816,229	$1,296,479	$14,493	$19,174	1.78%	1.48%
Other interest-bearing deposits	6,057,778	5,908,424	53,158	47,363	0.88%	0.80%
Other borrowed funds	352,729	514,035	18,384	19,195	5.21%	3.73%
FHLB advances	705,000	680,975	13,549	11,140	1.92%	1.64%
Total interest-bearing liabilities	$7,931,736	$8,399,913	$99,584	$96,872	1.26%	1.15%
Net interest income			$546,872	$507,982
Interest rate spread					4.34%	4.22%
Net interest margin					4.74%	4.51%
__________________
1-

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable.

See page 6 for GAAP to Non-GAAP reconciliation.

2-	Government obligations include debt issued by government-sponsored agencies.

3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4-	Average loan balances include the average of non-performing loans.

5-

Interest income on loans includes $7.7 million and $6.7 million for the years ended December 31, 2018 and 2017, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Non-Interest Income

	Quarter Ended			Year Ended
(In thousands)	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017

Service charges on deposit accounts	$5,666	$5,581	$4,924	$21,679	$22,314
Mortgage banking activities	3,677	4,551	1,912	17,228	13,491
Insurance income	1,801	1,493	1,378	8,429	8,197
Other operating income	9,471	6,898	6,736	32,742	28,854

Non-interest income before net gain (loss) on investments, and gain on early extinguishment of debt	20,615	18,523	14,950	80,078	72,856

Net (loss) gain on sale of investments	(34)	-	-	(34)	371
OTTI on debt securities	(50)	-	-	(50)	(12,231)
Net loss on investments	(84)	-	-	(84)	(11,860)

Gain on early extinguishment of debt	-	-	-	2,316	1,391
	$20,531	$18,523	$14,950	$82,310	$62,387

Table 5 – Non-Interest Expenses

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2018	2018	2017	2018	2017

Employees' compensation and benefits	$40,012	$39,243	$37,655	$159,494	$151,845
Occupancy and equipment	14,431	14,660	15,067	57,942	56,659
Deposit insurance premium	1,750	2,067	3,054	8,909	13,725
Other insurance and supervisory fees	996	1,143	1,363	4,603	4,809
Taxes, other than income taxes	3,680	3,534	3,366	14,707	14,550
Professional fees:
Collections, appraisals and other credit-related fees	2,106	2,150	2,341	7,505	9,160
Outsourcing technology services	5,610	5,215	5,088	21,075	21,243
Other professional fees	4,026	4,137	3,721	14,917	15,526
Credit and debit card processing expenses	4,096	4,147	3,078	15,546	13,212
Business promotion	4,356	3,860	2,768	14,808	12,485
Communications	1,666	1,642	1,374	6,372	6,148
Net loss on OREO operations	4,247	4,360	2,201	14,452	10,997
Other	3,718	4,707	4,060	17,472	17,342
Total	$90,694	$90,865	$85,136	$357,802	$347,701

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	December 31,	September 30,	December 31,
	2018	2018	2017
Balance Sheet Data:
Loans, including loans held for sale	$8,901,309	$8,782,692	$8,883,456
Allowance for loan and lease losses	196,362	200,563	231,843
Money market and investment securities	2,139,503	2,295,884	2,095,177
Intangible assets	38,757	39,620	42,351
Deferred tax asset, net	319,851	272,261	294,809
Total assets	12,243,561	12,209,700	12,261,268
Deposits	8,994,714	9,148,243	9,022,631
Borrowings	1,074,236	974,150	1,223,635
Total preferred equity	36,104	36,104	36,104
Total common equity	2,049,015	1,954,198	1,853,608
Accumulated other comprehensive loss, net of tax	(40,415)	(62,887)	(20,615)
Total equity	2,044,704	1,927,415	1,869,097

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	December 31,	September 30,	December 31,
	2018	2018	2017

Residential mortgage loans	$3,163,208	$3,207,981	$3,290,957

Commercial loans:
Construction loans	79,429	82,862	111,397
Commercial mortgage loans	1,522,662	1,506,502	1,614,972
Commercial and Industrial loans	2,148,111	2,068,256	2,083,253
Commercial loans	3,750,202	3,657,620	3,809,622

Finance leases	333,536	311,180	257,462

Consumer loans	1,611,177	1,540,172	1,492,435
Loans held for investment	8,858,123	8,716,953	8,850,476
Loans held for sale	43,186	65,739	32,980
Total loans	$8,901,309	$8,782,692	$8,883,456

Table 8 – Loan Portfolio by Geography

(In thousands)	As of December 31, 2018
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,313,230	$252,363	$597,615	$3,163,208

Commercial loans:
Construction loans	26,069	11,303	42,057	79,429
Commercial mortgage loans	1,014,023	74,585	434,054	1,522,662
Commercial and Industrial loans	1,351,661	95,900	700,550	2,148,111
Commercial loans	2,391,753	181,788	1,176,661	3,750,202

Finance leases	333,536	-	-	333,536

Consumer loans	1,505,720	46,838	58,619	1,611,177
Loans held for investment	6,544,239	480,989	1,832,895	8,858,123

Loans held for sale	41,794	199	1,193	43,186
Total loans	$6,586,033	$481,188	$1,834,088	$8,901,309

(In thousands)	As of September 30, 2018
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,346,273	$257,716	$603,992	$3,207,981

Commercial loans:
Construction loans	26,240	11,186	45,436	82,862
Commercial mortgage loans	1,024,792	80,025	401,685	1,506,502
Commercial and Industrial loans	1,342,841	110,857	614,558	2,068,256
Commercial loans	2,393,873	202,068	1,061,679	3,657,620

Finance leases	311,180	-	-	311,180

Consumer loans	1,436,483	45,848	57,841	1,540,172
Loans held for investment	6,487,809	505,632	1,723,512	8,716,953

Loans held for sale	38,502	27,000	237	65,739
Total loans	$6,526,311	$532,632	$1,723,749	$8,782,692

(In thousands)	As of December 31, 2017
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,413,379	$282,738	$594,840	$3,290,957

Commercial loans:
Construction loans	41,511	43,314	26,572	111,397
Commercial mortgage loans	1,127,409	95,464	392,099	1,614,972
Commercial and Industrial loans	1,373,714	116,323	593,216	2,083,253
Commercial loans	2,542,634	255,101	1,011,887	3,809,622

Finance leases	257,462	-	-	257,462

Consumer loans	1,389,560	46,412	56,463	1,492,435
Loans held for investment	6,603,035	584,251	1,663,190	8,850,476

Loans held for sale	30,397	325	2,258	32,980
Total loans	$6,633,432	$584,576	$1,665,448	$8,883,456

Table 9 – Non-Performing Assets

(Dollars in thousands)	December 31,	September 30,	December 31,
	2018	2018	2017
Non-performing loans held for investment:
Residential mortgage	$147,287	$156,685	$178,291
Commercial mortgage	109,536	117,397	156,493
Commercial and Industrial	30,382	34,551	85,839
Construction	8,362	9,071	52,113
Consumer and Finance leases	20,406	21,664	16,818
Total non-performing loans held for investment	315,973	339,368	489,554

OREO	131,402	135,218	147,940
Other repossessed property	3,576	3,992	4,802
Total non-performing assets, excluding loans held for sale	$450,951	$478,578	$642,296

Non-performing loans held for sale	16,111	44,177	8,290
Total non-performing assets, including loans held for sale (1)	$467,062	$522,755	$650,586

Past-due loans 90 days and still accruing (2)	$158,527	$165,432	$160,725
Allowance for loan and lease losses	$196,362	$200,563	$231,843
Allowance to total non-performing loans held for investment	62.15%	59.10%	47.36%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	116.41%	109.79%	74.48%
__________________
(1)

Purchased credit impaired loans of $146.6 million accounted for under ASC 310-30 as of December 31, 2018, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of December 31, 2018 of approximately $29.4 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 10– Non-Performing Assets by Geography

	As of
(In thousands)	December 31,	September 30,	December 31,
	2018	2018	2017
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$120,707	$127,772	$147,852
Commercial mortgage	44,925	49,254	128,232
Commercial and Industrial	26,005	29,974	79,809
Construction	6,220	6,530	14,506
Finance leases	1,329	1,443	1,237
Consumer	18,037	19,225	14,885
Total non-performing loans held for investment	217,223	234,198	386,521

OREO	124,124	127,478	140,063
Other repossessed property	3,357	3,793	4,723
Total non-performing assets, excluding loans held for sale	$344,704	$365,469	$531,307
Non-performing loans held for sale	16,111	17,177	8,290
Total non-performing assets, including loans held for sale (1)	$360,815	$382,646	$539,597
Past-due loans 90 days and still accruing (2)	$153,269	$162,065	$151,724

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$12,106	$15,280	$22,110
Commercial mortgage	19,368	19,891	25,309
Commercial and Industrial	4,377	4,577	6,030
Construction	2,142	2,541	37,607
Consumer	710	651	281
Total non-performing loans held for investment	38,703	42,940	91,337

OREO	6,704	7,074	6,306
Other repossessed property	76	54	26
Total non-performing assets, excluding loans held for sale	$45,483	$50,068	$97,669
Non-performing loans held for sale	-	27,000	-
Total non-performing assets, including loans held for sale	$45,483	$77,068	$97,669
Past-due loans 90 days and still accruing	$5,258	$3,367	$9,001

United States:
Non-performing loans held for investment:
Residential mortgage	$14,474	$13,633	$8,329
Commercial mortgage	45,243	48,252	2,952
Construction	-	-	-
Consumer	330	345	415
Total non-performing loans held for investment	60,047	62,230	11,696

OREO	574	666	1,571
Other repossessed property	143	145	53
Total non-performing assets, excluding loans held for sale	$60,764	$63,041	$13,320
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$60,764	$63,041	$13,320
Past-due loans 90 days and still accruing	$-	$-	$-
(1)

Purchased credit impaired loans of $146.6 million accounted for under ASC 310-30 as of December 31, 2018, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of December 31, 2018 of approximately $29.4 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended						Year Ended
(Dollars in thousands)	December 31,		September 30,		December 31,		December 31,		December 31,
	2018		2018		2017		2018		2017

Allowance for loan and lease losses, beginning of period	$200,563		$222,035		$230,870		$231,843		$205,603
Provision for loan and lease losses	7,649	(1)	11,524	(2)	25,703	(3)	59,253	(4)	144,254	(5)
Net (charge-offs) recoveries of loans:
Residential mortgage	(6,009)		(7,483)		(5,341)		(21,383)		(25,749)
Commercial mortgage	4,193		(9,559)		(6,850)		(15,986)		(38,822)
Commercial and Industrial	(168)		(2,115)		(545)		(7,885)		(14,100)
Construction	60		(2,178)		(2,764)		(7,962)		(2,875)
Consumer and finance leases	(9,926)		(11,661)		(9,230)		(41,518)		(36,468)
Net charge-offs	(11,850)		(32,996)		(24,730)		(94,734)		(118,014)
Allowance for loan and lease losses, end of period	$196,362		$200,563		$231,843		$196,362		$231,843

Allowance for loan and lease losses to period end total loans held for investment	2.22%		2.30%		2.62%		2.22%		2.62%
Net charge-offs (annualized) to average loans outstanding during the period	0.54%		1.52%		1.12%		1.09%		1.33%
Provision for loan and lease losses to net charge-offs during the period	0.65x		0.35x		1.04x		0.63x		1.22x
Provision for loan and lease losses to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases in the fourth quarter and third quarter of 2018 and the year ended December 31, 2018, and hurricane-related provision in the fourth quarter and year ended December 31, 2017	1.13x		0.43x		0.84x		0.80x		0.62x
__________________
(1)	Net of a $5.7 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(2)	Net of a $2.8 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(3)	Includes a provision of $4.8 million associated with the effect of Hurricanes Irma and Maria.
(4)	Net of a $16.9 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(5)	Includes a provision of $71.3 million associated with the effect of Hurricanes Irma and Maria.

Table 12 – Net Charge-Offs to Average Loans

	Year Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2018	2017	2016	2015	2014

Residential mortgage	0.67%	0.79%	0.93%	0.55%	0.85%

Commercial mortgage	1.03%	2.42%	1.28%	3.12%	0.84%

Commercial and Industrial	0.38%	0.66%	1.11%	1.32%	2.27%

Construction	6.75%	2.05%	1.02%	1.42%	2.76%

Consumer and finance leases	2.31%	2.12%	2.63%	2.85%	3.46%

Total loans	1.09%	1.33%	1.37%	1.68%	1.84%

CONTACT:
First BanCorp.
John B. Pelling III
Investor Relations Officer
john.pelling@firstbankpr.com
(787) 729-8003